Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Nutrien Ltd.

We consent to the use of our report dated February 22, 2024, on the consolidated financial statements of Nutrien Ltd. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2023 and 2022, the related consolidated statements of earnings, comprehensive income, cash flows, and changes in shareholders’ equity for the years then ended, and the related notes, and our report dated February 22, 2024 on the effectiveness of internal control over financial reporting as of December 31, 2023, which are incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus included in the registration statement on Form F-10 dated March 22, 2024 of Nutrien Ltd.

/s/ KPMG LLP

Chartered Professional Accountants

March 22, 2024

Calgary, Canada